INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in the Registration Statement of First Federal Bankshares, Inc. (the "Company") on Form S-8 of our report dated July 30, 1998, relating to the consolidated balance sheets as of June 30, 1998 and 1997, and the related consolidated statements of operations, stockholder's equity, and cash flows for each of the three years in the three-year period ended June 30, 1998, appearing in the Company's Registration Statement on Form S-1 (Commission File No. 333-69245) filed by the Company under the Securities Act of 1933 with the SEC on December 18, 1998, as amended on January 6, 1999, January 22, 1999, February 9, 1999 and February 12, 1999.


KPMG PEAT MARWICK, LLP

Des Moines, Iowa
June 28, 1999